June 19, 2008

ALPHARMA ANNOUNCES CHANGES TO EXECUTIVE LEADERSHIP TEAM

Bridgewater, New Jersey June 19, 2008 Alpharma Inc. (NYSE:ALO), a global specialty pharmaceutical company, announced today changes to its Executive Leadership Team. Ron Warner has been appointed to the position of Executive Vice President and Chief Scientific Officer. In this new role, Ron will advise and guide multiple late-stage development projects, interface with regulatory agencies in the US and abroad, ensure technology platforms provide distinct and sustainable competitive advantages and make resource allocation decisions based upon increasingly complex choices. Additionally, Ron will support the newly created Science and Technology Committee of the Alpharma Board of Directors. Ron, who has been with Alpharma since 2002 and has served as the Pharmaceuticals Division President since 2005, will continue to serve on the Company's Executive Leadership Team.

R. Scott Shively has been appointed Senior Vice President, Pharmaceutical Commercial Operations and will join the Alpharma Executive Leadership Team. In addition to his existing sales and marketing responsibilities, Scott will assume responsibility for the pharmaceutical supply chain, alliance management and the Company's operations in Ireland. Prior to joining Alpharma in 2007, Scott held senior commercial roles with Altana AG and Endo Pharmaceuticals Holdings Inc., and had a long multi-national career with Aventis SA, serving in a variety of sales and marketing leadership positions.

"With the completion of the sale of the Active Pharmaceutical Ingredients business and the rapid growth of our Pharmaceuticals business, we have reached a point where the next organizational evolution should take place," commented Dean Mitchell, President and Chief Executive Officer. "As we develop our business, the scientific and commercialization issues we face will become more complex. The restructuring of our Pharmaceutical Division will effectively align our organization with the expertise and focus necessary to address these issues and continue to create long-term shareholder value."

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Jack.howarth@alpharma.com

About Alpharma

Alpharma Inc. (NYSE: ALO) is a global specialty pharmaceutical company with leadership positions in products for humans and animals. Alpharma is presently active in more than 80 countries. Alpharma has a growing branded pharmaceutical franchise in the U.S. pain market with its KADIAN® (morphine sulfate extended-release) Capsules, and the FLECTOR® Patch (diclofenac epolamine topical patch). In addition, Alpharma is also internationally recognized as a leading provider of pharmaceutical products for poultry and livestock.